Exhibit 10.48

REIMBURSEMENT AGREEMENT

           This Reimbursement Agreement (this “Agreement”), dated as of January 1, 2009, is made by and between Ener1 Group, Inc., a Florida corporation (“Group”), and Ener1, Inc., a Florida corporation (“Ener1”).

WHEREAS, Charles Gassenheimer (the “Executive”) is employed by Group as its Chief Executive Officer and by Ener1 as its Chief Executive Officer and Chairman of the Board;

WHEREAS, for administrative convenience, the parties wish to have Group pay some or all of the annual compensation earned by the Executive, and for Ener1 to reimburse Group for the amount of such compensation relating to the Executive’s time spent in providing services to Ener1; and

WHEREAS, the parties wish to document the terms of such reimbursement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Reimbursement.  Ener1 will reimburse Group for an amount of the Executive’s annual compensation (the “Reimbursable Amount”) as shall be reasonably determined in good faith by Ener1’s Board of Directors or its Compensation Committee (the “Ener1 Board”), such determination to be made periodically, but no less frequently than annually. In determining the Reimbursable Amount for a given period, the Ener1 Board will take into account the amount of time the Executive spends on Ener1 matters during such period compared to the amount of time the Executive spends on Group matters during such period. The Ener1 Board will notify Group of its determination, which shall be binding absent a conclusive showing of bad faith or manifest error on the part of the Ener1 Board.

2.           Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state. The exclusive jurisdiction and venue or any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, with respect of this Agreement shall rest in the federal and state courts in the City of New York, Borough of Manhattan, and no party shall claim that such venue is inconvenient or improper.

3.           Entire Agreement; Amendment, Waiver. This Agreement contains the entire understanding between the parties hereto and supersedes any and all prior agreements, understandings, and arrangements relating to the subject matter hereof. No amendment, modification or other change to, or waiver of any provision of, this Agreement may be made unless such amendment, modification or change is set forth in writing and is signed by each of the parties hereto.

4.           Notices.  Any notice, demand or request required or permitted by the terms of this Agreement to be given by either party to the other shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a business day, in which case such delivery will be deemed to be made on the next succeeding business day, (ii) on the next business day after timely delivery to an overnight courier and (iii) on the business day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

(a)          If to Ener1:

Ener1, Inc.
1540 Broadway, Suite 25C
New York, NY
Attention:  General Counsel

(b)	If to Group:

Ener1 Group, Inc.
c/o Ener1, Inc.
1540 Broadway, Suite 25C
New York, NY
Attention:  Chief Financial Officer

or to such other person or address as either party shall furnish by notice to the other party in writing.

5.           Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission or electronic delivery of a PDF file.

6.           Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ENER1, INC.		ENER1 GROUP, INC.

By:		By:
	Name:		Name:
	Title:		Title:

2